Maddox Ungar Silberstein, PLLC CPAs and Business Advisors
Phone (248) 203-0080
Fax (248) 281-0940
30600 Telegraph Road, Suite 2175
Bingham Farms, MI 48025-4586
www.maddoxungar.com

January 20, 2010

To the Board of Directors of
Granto, Inc.
Pasig City, the Philippines

To Whom It May Concern:

Consent of Independent Registered Public Accounting Firm

Maddox Ungar Silberstein, PLLC, hereby consents to the use in the Form 10-K/A Amendment No. 1, Annual Report Pursuant to Section 13 or 15(d) of the Securities Act of 1934, filed by Granto, Inc. of our report dated June 8, 2009, relating to the financial statements of Granto, Inc., a Nevada Corporation, as of and for the periods ending March 31, 2009 and 2008 and for the period from February 29, 2008 (inception) to March 31, 2009.

Sincerely,

 /s/ Maddox Ungar Silberstein, PLLC

Maddox Ungar Silberstein, PLLC